Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports Fourth Quarter 2013 Results
and Provides 2014 Outlook of 10%-13% Adjusted EPS Growth

HIGHLIGHTS

•	Fourth quarter adjusted EPS increased 14.0% to $0.98
•	North American Retail Grocery volume/mix, excluding soup, grew 3.4% in the fourth quarter
•	Net sales improved in all segments in the fourth quarter driven by acquisitions and volume/mix
•	TreeHouse expects 2014 adjusted earnings per share to grow 10%-13% to $3.50-$3.60

Oak Brook, IL, February 13, 2014 -- TreeHouse Foods, Inc. (NYSE: THS) today reported fourth quarter earnings of $0.61 per fully diluted share compared to $0.68 per fully diluted share reported for the fourth quarter of last year.  The Company reported that adjusted earnings per share increased 14.0% in the fourth quarter to $0.98 compared to $0.86 in the prior year, excluding the items described below.

The Company’s 2013 fourth quarter results included four items noted below that affected the year-over-year quarterly comparison.  The first item is a $0.13 per share expense primarily related to the previously announced restructuring of the Company’s soup operations and the Seaforth, Ontario, Canada salad dressing plant closure.  The second item is a $0.13 per share expense for acquisition, integration and related costs, primarily due to the previously announced acquisition of Associated Brands that closed in October.  The next item is an $0.08 per share expense due to the write off of the Company’s investment in a pepper processing business.  The last item is a $0.03 per share loss on the foreign currency translation of an intercompany note.

ITEMS AFFECTING DILUTED EPS COMPARABILITY:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012
	(unaudited)		(unaudited)

Diluted EPS as reported	$0.61	$0.68	$2.33	$2.38
Restructuring/facility consolidation costs	0.13	0.18	0.53	0.31
Acquisition, integration and related costs	0.13	-	0.24	0.07
Mark-to-market adjustments	-	-	(0.02)	0.02
Loss on Investment	0.08	-	0.08	-
Foreign currency loss on translation of cash and notes	0.03	-	0.03	0.01

Adjusted EPS	$0.98	$0.86	$3.19	$2.79

“2013 was an evolutionary year for us, as we expanded our portfolio to include premium spoonable dressings by acquiring Cains Foods and extended our Canadian manufacturing footprint with the acquisition of Associated Brands,” said Sam K. Reed, Chairman, President and Chief Executive Officer.  “We had a solid finish to the year and are pleased with the quality of our fourth quarter results.  As volume weakness in the industry has persisted, we have strengthened our focus on simplifying operations, gross margin enhancement and distribution system savings.  By doing so, we are delivering internal improvement, as well as adding value for our customers.”

Adjusted operating earnings before interest, taxes, depreciation, amortization, and non-cash stock based compensation, or Adjusted EBITDA (reconciliation to net income, the most directly comparable GAAP measure, appears on the attached schedule), was $95.5 million in the fourth quarter, a 12.0% increase compared to the prior year.  Adjusted EBITDA was higher primarily due to favorable sales mix and lower freight costs, partially offset by incremental incentive compensation.

Net sales for the fourth quarter totaled $660.3 million compared to $592.8 million last year, an increase of 11.4% primarily due to acquisitions (Cains Foods and Associated Brands), and volume/mix.  Compared to last year, sales in the fourth quarter for the North American Retail Grocery segment increased 11.0%, sales for the Food Away From Home segment increased 12.0%, and sales for the Industrial and Export segment increased 13.1%.

Total reported gross margins increased from 20.1% last year to 20.7% in the fourth quarter this year.  The increase was primarily due to favorable sales mix, partially offset by lower margins from Cains Foods and Associated Brands, and increased costs associated with acquisitions, integration, restructuring and facility consolidations.

Selling, distribution, general and administrative expenses were $71.0 million for the fourth quarter, an increase of 14.9% from $61.8 million last year.  The increase was due primarily to additional expenses associated with the Cains Foods and Associated Brands acquisitions and incremental incentive compensation costs.

Income tax expense increased in the fourth quarter to $11.5 million due to an unfavorable shift in income to the United States from Canada.  The Company’s fourth quarter effective income tax rate increased to 33.6% from the 2012 fourth quarter rate of 30.0% due to the income shift between jurisdictions as well as non-deductible transaction costs associated with the Cains Foods and Associated Brands acquisitions.

Net income for the fourth quarter totaled $22.8 million compared to $25.2 million last year.

SEGMENT RESULTS

The Company has three reportable segments:

1.
North American Retail Grocery – This segment sells branded and private label products to customers within the United States and Canada.  These products include non-dairy powdered creamers; sweeteners; condensed, ready to serve and powdered soups; broths and gravies; refrigerated and shelf stable salad dressings and sauces; pickles and related products; Mexican sauces; jams and pie fillings; aseptic products; liquid non-dairy creamer; powdered drinks; single serve hot beverages; specialty teas; hot and cold cereals; baking and mix powders; macaroni and cheese; and skillet dinners.

2.
Food Away From Home – This segment sells non-dairy powdered creamers; sweeteners; pickles and related products; Mexican sauces; refrigerated and shelf stable salad dressings; aseptic products; hot cereals; powdered drinks; and single serve hot beverages to foodservice customers, including restaurant chains and food distribution companies, within the United States and Canada.

3.
Industrial and Export – This segment includes the Company’s co-pack business and non-dairy powdered creamer sales to industrial customers for use in industrial applications, including products for repackaging in portion control packages and for use as ingredients by other food manufacturers; baking and mix powders; pickles and related products; refrigerated and shelf stable salad dressings; Mexican sauces; soup and infant feeding products; hot cereals; powdered drinks; single serve hot beverages; and specialty teas.  Export sales are primarily to industrial customers outside of North America.

The direct operating income for the Company’s segments is determined by deducting manufacturing costs from net sales and deducting direct operating costs, such as freight to customers, commissions, and direct selling and marketing expenses.  Indirect sales and administrative expenses, including restructuring charges, are not allocated to the business segments as these costs are managed at the corporate level.

North American Retail Grocery net sales for the fourth quarter increased by 11.0% to $479.1 million from $431.7 million during the same quarter last year, primarily due to a 10.9% increase from acquisitions and a 0.9% increase in volume/mix, partially offset by reduced pricing and the impact from foreign exchange.  The Company posted volume gains in single serve hot beverages, Mexican sauces, non-dairy powdered creamers and dressings that were partially offset by declines in soup, pickles, hot cereals and dry dinners.  Excluding the soup declines, which were due primarily to the previously disclosed partial loss of a retail customer, retail volume/mix improved 3.4%.  The volume/mix increase was driven in large part by the continued success of the single serve hot beverages program.  As anticipated, direct operating income margin in the fourth quarter decreased from 15.6% in 2012 to 14.6% in 2013 due to the inclusion of higher cost of sales from the Cains Foods and Associated Brands businesses and acquisition and integration costs.  The decline was partially offset by lower freight costs due to increased network efficiencies.

Food Away From Home segment net sales for the fourth quarter increased 12.0% to $95.7 million from $85.4 million during the same quarter last year, primarily due to a 14.7% increase from acquisitions and additional pricing, partially offset by a 3.0% decrease in volume/mix.  The volume/mix decline was primarily in the pickles and dressings categories, and was partially offset by growth in aseptic products. Direct operating income margin in the fourth quarter increased from 13.0% in 2012 to 14.8% in 2013 primarily due to cost savings from operating efficiencies, partially offset by the inclusion of higher cost of sales from the Cains Foods and Associated Brands businesses and acquisition, integration and related costs.

Industrial and Export segment net sales for the fourth quarter increased 13.1% to $85.5 million from $75.7 million during the same quarter last year, primarily driven by a 12.3% increase from acquisitions and a 3.2% increase in volume/mix, offset by negative pricing.  Direct operating income margin in the fourth quarter also increased from 19.1% in 2012 to 20.6% in 2013 primarily due to favorable sales mix and cost savings from operating efficiencies, partially offset by the inclusion of higher cost of sales from the Cains Foods and Associated Brands businesses and acquisition, integration and related costs.

OUTLOOK FOR 2014

Although recent food and beverage volume data has shown modest growth, suggesting the retail grocery environment is beginning to stabilize, the Company remains cautious regarding its outlook for food industry volume expansion in 2014.  The Company anticipates sales growth of 9%-10% in 2014, driven primarily by the full year impact of the Cains Foods and Associated Brands acquisitions.  This growth includes the negative effect of lower Canadian exchange rates that will reduce the US dollar sales of the Company’s Canadian subsidiaries.  Organic top line growth will be fueled by the continued growth of single serve beverages, salad dressings and salsa.  Volume/mix is expected to be positive, while pricing will have a minimal impact to 2014 sales.

In 2014, the Company expects organic gross margin expansion of at least 100 basis points, due to positive sales mix and the impact of internal improvement initiatives, such as simplification.  In addition, the Company expects to increase its investment in selling and distribution to support new product initiatives, including single serve beverages.  Selling, general and administrative expenses are expected to be 13%-14% of net sales.  Interest expense is expected be approximately $41-$43 million reflecting the Company’s intention to refinance its high yield bonds and increase capacity under its bank credit facilities, subject to market conditions and other factors.  The Company expects its 2014 tax rate to be 33%-34%.  In 2014, the Company expects adjusted earnings per fully diluted share to grow by 10%-13% to $3.50-$3.60.

In the first quarter of 2014, the Company expects to incur additional state income taxes related to the growth in the Company’s distribution network.  The timing of factory variances will also present a headwind in the first quarter. Combined, these two events are estimated to have a $0.16-$0.20 per share negative impact, resulting in first quarter 2014 adjusted earnings per share improving to a range of $0.77 to $0.80, versus $0.74 in the prior year comparable period.

With regard to the outlook for the year, Mr. Reed said, “We will carry forward our drive and energy in 2014.   After two challenging years in the grocery landscape, food and beverage industry volumes have begun to show signs of life.  We believe that our internal focus to lower our cost to serve will continue to pay off and will serve us well into the future.

No matter what the retail environment will bring, we remain steadfast in our commitment to expanding our private label footprint, manufacturing custom products and delighting our customers.  We are very well positioned to continue expanding our private label portfolio through strategic acquisitions in 2014, as the environment continues to gather steam and our appetite for deals is robust.”

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The adjusted earnings per share data contained in this press release reflects adjustments to reported earnings per share data to eliminate the net expense or net gain related to items identified in the above chart.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management.  Because the Company cannot predict the timing and amount of charges associated with items such as acquisition, integration and related costs, or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates.  These costs are not recorded in any of the Company’s operating segments.  Adjusted EBITDA represents adjusted net income before interest expense, income tax expense, depreciation and amortization expense, and non-cash stock based compensation expense.  Adjusted EBITDA is a performance measure and liquidity measure used by management, and the Company believes it is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance and ability to incur and service debt.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP.  These non-GAAP measures may be different from similar measures used by other companies.  A full reconciliation table between reported net income for the three and twelve month periods ended December 31, 2013 and 2012 calculated according to GAAP and Adjusted EBITDA is attached.  Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s fourth quarter earnings will be held at 9:00 a.m. (Eastern Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.

ABOUT TREEHOUSE FOODS

TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice distribution channels.  Its major product lines include non-dairy powdered creamer and sweeteners; condensed, ready to serve and powdered soups; refrigerated and shelf stable salad dressings and sauces; powdered drink mixes; single serve hot beverages; specialty teas; hot and cold cereals; macaroni and cheese, skillet dinners and other value-added side dishes and salads; salsa and Mexican sauces; jams and pie fillings under the E.D. Smith brand name; pickles and related products; and other food products including aseptic sauces and liquid non-dairy creamer.  TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings, powdered drink mixes and instant hot cereals in the United States and Canada based on sales volume.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking statements.”  Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology.  These statements are only predictions.  The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements.  TreeHouse’s Form 10-K for the year ended December 31, 2012 and other filings with the SEC, discuss some of the factors that could contribute to these differences.  You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation.  The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012
	(unaudited)		(unaudited)

Net sales	$660,321	$592,781	$2,293,927	$2,182,125
Cost of sales	523,775	473,603	1,818,378	1,728,215
Gross profit	136,546	119,178	475,549	453,910
Operating expenses:
Selling and distribution	37,765	36,081	134,998	136,779
General and administrative	33,264	25,736	121,065	102,973
Amortization expense	10,066	8,811	35,375	33,546
Other operating expense, net	3,804	(167)	5,947	3,785
Total operating expenses	84,899	70,461	297,385	277,083
Operating income	51,647	48,717	178,164	176,827
Other (income) expense:
Interest expense	11,698	12,851	49,304	51,609
Interest income	(676)	(295)	(2,185)	(643)
Loss (gain) on foreign currency exchange	2,283	(285)	2,890	358
Other expense (income), net	4,041	399	3,245	1,294
Total other expense	17,346	12,670	53,254	52,618
Income before income taxes	34,301	36,047	124,910	124,209
Income taxes	11,517	10,823	37,922	35,846
Net income	$22,784	$25,224	$86,988	$88,363

Weighted average common shares:
Basic	36,558	36,276	36,418	36,155
Diluted	37,565	37,137	37,396	37,118

Net earnings per common share:
Basic	$0.62	$0.70	$2.39	$2.44
Diluted	$0.61	$0.68	$2.33	$2.38

Supplemental Information:
Depreciation and Amortization	$28,444	$31,392	$108,642	$98,215
Stock-based compensation expense, before tax	$4,417	$3,712	$16,118	$12,824

Segment Information:
North American Retail Grocery
Net Sales	$479,070	$431,712	$1,642,190	$1,568,014
Direct Operating Income	$70,130	$67,235	$258,699	$244,736
Direct Operating Income Percent	14.6%	15.6%	15.8%	15.6%

Food Away From Home
Net Sales	$95,708	$85,416	$360,868	$338,357
Direct Operating Income	$14,168	$11,065	$50,110	$43,913
Direct Operating Income Percent	14.8%	13.0%	13.9%	13.0%

Industrial and Export
Net Sales	$85,543	$75,653	$290,869	$275,754
Direct Operating Income	$17,600	$14,422	$55,754	$44,663
Direct Operating Income Percent	20.6%	19.1%	19.2%	16.2%

The following table reconciles the Company’s net income to adjusted EBITDA for the three and twelve months ended December 31, 2013 and 2012:

TREEHOUSE FOODS, INC.
RECONCILIATION OF REPORTED EARNINGS TO ADJUSTED EBITDA
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012
	(unaudited)		(unaudited)

Net income as reported	$22,784	$25,224	$86,988	$88,363
Interest expense	11,698	12,851	49,304	51,609
Interest income	(676)	(295)	(2,185)	(643)
Income taxes	11,517	10,823	37,922	35,846
Depreciation and amortization (1)	24,818	23,303	88,743	87,504
Stock-based compensation expense	4,417	3,712	16,118	12,824
Foreign currency loss on translation of cash and notes (2)	1,699	-	1,699	853
Mark-to-market adjustments (3)	5	120	(937)	1,092
Acquisition, integration and related costs (4)	7,179	86	12,927	3,249
Loss on investment	4,470	-	4,470	-
Restructuring/facility consolidation costs (5)	7,576	9,468	28,363	16,048

Adjusted EBITDA	$95,487	$85,292	$323,412	$296,745

(1)
Depreciation and amortization excludes $3.6 million and $19.9 million of accelerated depreciation charges included in the restructuring/facility consolidation costs line of the Adjusted EBITDA reconciliation for the three months and twelve months ended December 31, 2013, respectively.  Depreciation and amortization excludes $8.1 million and $10.7 million of accelerated depreciation charges included in the restructuring/facility consolidation costs line of the Adjusted EBITDA reconciliation for the three months and twelve months ended December 31, 2012, respectively.  2012 has been adjusted to reflect depreciation net of restructuring costs, consistent with 2013.

(2)
Foreign currency loss on translation of cash and notes included in Loss (gain) on foreign currency exchange totaled $1.7 million for the three and twelve months ended December 31, 2013.  Foreign currency loss on translation of cash and notes included in Loss (gain) on foreign currency exchange totaled $0.9 million for the twelve months ended December 31, 2012.

(3)
Mark-to-market adjustments included in Other expense (income), net totaled $0 million and ($0.9) million for the three months and twelve months ended December 31, 2013, respectively.  Mark-to-market adjustments included in Other expense (income), net totaled $0.1 million and $1.1 million for the three months and twelve months ended December 31, 2012, respectively.

(4)
Acquisition, integration and related costs included in General and administrative expense totaled $2.0 million and $6.7 million for the three and twelve months ended December 31, 2013, respectively.  Acquisition, integration and related costs included in cost of sales totaled $5.1 and $6.2 million for the three and twelve months ended December 31, 2013.  Acquisition, integration and related costs included in General and administrative expense totaled $0.1 and $1.7 million for the three and twelve months ended December 31, 2012, respectively.  Acquisition, integration and related costs of $0.3 million were included in net sales, $1.3 million in cost of sales, and ($0.1) million in Other expense (income), net for the twelve months ended December 31, 2012.

(5)
Restructuring/facility consolidation costs included in Cost of sales totaled $3.8 million and $22.2 million for the three and twelve months ended December 31, 2013, respectively.  Restructuring/facility consolidation costs included in Other operating expense, net totaled $3.8 and $6.2 million for the three and twelve months ended December 31, 2013, respectively.  Restructuring/facility consolidation costs included in Cost of sales totaled $8.4 million and $11.0 million for the three and twelve months ended December 31, 2012, respectively.  Restructuring/facility consolidation costs included in Other operating expense, net totaled $1.1 million and $5.1 million for the three and twelve months ended December 31, 2012, respectively.

The following table presents the Company’s change in net sales by segment for the three and twelve months ended December 31, 2013 vs. 2012:

Three months ended December 31, 2013:

	North American	Food Away		Industrial
	Retail Grocery	From Home		and Export
	(unaudited)	(unaudited)		(unaudited)

Volume/mix	0.9%	(3.0	) %	3.2%
Pricing	(0.2)	1.0		(2.3)
Acquisition	10.9	14.7		12.3
Foreign currency	(0.6)	(0.7)		(0.1)
Total change in net sales	11.0%	12.0%		13.1%

Twelve months ended December 31, 2013:

	North American	Food Away		Industrial
	Retail Grocery	From Home		and Export
	(unaudited)	(unaudited)		(unaudited)

Volume/mix	0.7%	(6.7	) %	0.3%
Pricing	0.1	1.6		(0.6)
Acquisition	4.3	12.1		5.8
Foreign currency	(0.4)	(0.3)		-
Total change in net sales	4.7%	6.7%		5.5%